AGREEMENT OF OPTIONS FOR SUCCESSIVE TRANSFER
AND MINING ASSIGNMENT

BETWEEN:

MINERA ATASPACAS S.A.

AND:

MINERA KORIPAMPA DE PERU S.A.

INTRODUCTION

In the City of Lima on the 16th of December, 2005, before me, Richardo Ortiz de Zevallos Villarán, Public Lawyer-Notary of Lima, duly identified with National Identity Card #08241353 and with Sole Registry of Contributors #10082413532.

APPEAR

On behalf of and representing MINERA ATASPACAS S.A., Sole Registry of Contributors #20505401973, and address at Jirón Libertad 114, #202, Miraflores, Province and Department of Lima, pursuant to powers registered at C00002 of Registry 11419299 of the Register of Juridic Persons of Lima: Luis Alberto Jesús Galliani Moreno, Peruvian, married, lawyer, duly identified with National Identity Card #06341530.

And on behalf of and representing MINERA KORIPAMPA DEL PERU S.A., Sole Registry of Contributors #20288910325, and address at Avenida Los Libertadores 485, San Isidro, Province and Department of Lima, pursuant to powers granted by Public Writing on November 10, 2005 grnated before Lima Notary Dr. Manuel Noya de la Piedra (Kardex 57269), which is in the process of being registered under #2005-00587456, Valentín Paniagua Jara, Peruvian, married, lawyer, duly identified with National Identity Card #07270282.

Those appearing are of legal age and I have found them to have the capacity to enter into contracts and to be fluent in Spanish with sufficient capacity, freedom and awareness to enter into contracts, to which I attest, and who have delivered to me minutes duly signed and authorized to become a public writing, which I archive under the corresponding number, as follows:

MINUTES

Notary:  Dr. Ricardo Ortiz de Zevallos Vallaran

Please enter in your Registry of Public Writings evidence of this Contract of Options for Successive Transfer and Mining Assignment (the “Contract”) entered into between MINERA ATASPACAS, S.A.      (the “Title Holder”) and MINERA KORIPAMPA DEL PERU S.A. …(“Koripampa”), having the following terms:

1.

DEFINITIONS

For the purposes of this Contract, including the recital clauses, the following words and phrases will have the meanings set out below:

1.1

“Annexes” will mean Annexes A and B of this Contract.

1.2

“Mining Concessions” will mean the mining rights set out in Annex A of this Contract.

1.3

“Contract” will mean this Contract of Option of Transfer and Mining Assignment, the Annexes and all the other juridic acts and stipulations set out herein by the Parties, as well as any modifications, clarifications and additions.

1.4

“Force Majeure” will have the meaning assigned in Clause 8.3.

1.5

“Confidential Information” will have the meaning assigned in Clause 8.6.

1.6

“Exploration Investment” will mean the costs of any kind or nature made or incurred by or on behalf of Koripampa with respect to the exploration and development of the Mining Concessions during the term of this Contract and until Koripampa acquires title to 70% of the Mining Concessions, including, without limitation, the payment of legal defence of the titles, if such defence is necessary, as well as costs paid or incurred in relation to obtaining permits of any kind necessary for the exploration and development of the Mining Concessions and any surface or underground prospecting, exploration, geological, geophysical or geochemical work, drilling, tests, metallurgical tests, environmental studies, governmental petitions with respect to permits for exploration, costs and expenses incurred in the acquisition and/or lease of installations and other works which is required for exploration, fees and remuneration justified and in proportion to the magnitude of such work; as well as the payment of all taxes or contributions with respect to contractors and subcontractors covered by respective laws, such as labour insurance, pensions and other laws and applicable regulations, payment for food, lodging, transportation and other reasonable costs of personnel incurred directly in the exploration development work with respect to the Mining Concessions.  Also included are expenses incurred for the preparation of engineering, geological studies and work related to these; as well as costs and expenses with respect to requests and studies necessary for obtaining permits, licences and other regulatory approvals, including, without limitation, the preparation of and attendance at meetings relating to the Mining Concessions; with respect to insurance for or relating to this Contract or the Mining Concessions.  Excepted from this definition, without limitation, are payments to be made by Koripampa to the Title Holder for purposes of payment of the Option referred to in Clause 3, including the General Sales Tax (“IGV”) arising from this payment, as well as the disbursements to maintain the title to the Mining Concessions valid, payment of duties, mining penalties, taxes, mining royalties, legal charges and taxes, costs paid or incurred in respect of the search and acquisition of rights for the provision of water, of surface land, and rights-of-way [?]; costs for exploitation or production; labour benefits, whether or not required by law; costs incurred for legal services (except for those incurred for any legal defence of title), in the preparation of financial or marketing studies and/or reports; administrative costs for technical or corporate assistance.  Also excepted are any expenses or other compensation for management and/or the operation carried out by Koripampa under this Contract.

All the Exploration Investment made by Koripampa should be appropriate and reasonable for a mining operation of this kind and should be kept in proportion to the magnitude of the work necessary to be carried out in the Mining Concessions.

1.7

‘General Mining Law” means the General Law of Mining, approved by Supreme Decree 014-02-EM of June 3, 1992, and other regulations, modifications, amplifications, and substitutions.

1.8

“Parties” means the Title Holder and Koripampa.

1.9

“Products” means all the minerals, concentrates, metals and in general any product or sub-product obtained and/or produced from the mining products extracted from the Mining Concessions.

1.10

‘Environmental Regulation” means the Environmental Regulation for the Activities of Mining Exploration approved by Supreme Decree 038-98-EM and published in the official newspaper El Peruano of November 30, 1998 and its amplifications, modifications and additions or any other legal regulation which is substituted therefore or which amplifies or modifies it in the future.

1.11

“Economic Link” – it will be considered that there exists an Economic Link between two or more persons, firms or entities, when one of them participates in a direct or indirect manner in the administration, control or capital of the others; or when the same person or group of persons participate directly or indirectly in the direction, control or capital of various persons, firms or entities.  An Economic Link will also be considered to exist when a transaction is carried out using intervening persons whose purpose is to cover a transaction between parties having an Economic Link.

1.12

“Control” means the capacity to exercise the right to vote (directly or indirectly) of more than 50% of the shares with a right to vote of a Company or the capacity to elect the majority of directors of a Company, as well as to dictate the management policies of a Company.

1.13

“Koripampa” means Compañia Minera Koripampa of Perú S.A., under the Control of Cardero Resource Corp., or Cardero Resource Corp. itself.

1.14

The “Title Holder” means Minera Ataspacas S.A.

2.

DECLARATIONS AND OBLIGATIONS

2.1

The Title Holder declares that it has not carried out any work on the Mining Concessions, as a result of which it declares that, prior to the date of granting the public writing which gives rise to the minutes of this Contract, there does not exist any responsibility or obligation, loss, costs, expenses, damages and/or demands, including, without limitation, damages to third parties, or damages to the property, costs for remediation work for environmental damages and to third parties, which might derive from activities carried out by the Title Holder or assignees, contractors or subcontractors of the Title Holder.

2.2

The Title Holder declares, warrants and obligates itself to Koripampa as follows:

(a)

That at the date of entering into this Contract, the Title Holder is the sole and exclusive holder of the Mining Concessions.

(b)

That the Mining Concessions are in good standing, free of liabilities, charges or encumbrances, and there do not exist any judicial or extrajudicial measures nor agreement which might affect or limit their free transfer or the entering into of this Contract, as it has made all the payments with respect thereto up to date to 2004 and has fulfilled all other formal and substantial obligations applicable to the Mining Concessions.

(c)

That in the normal course of the Mining Concessions it has not failed to carry out any law, regulation, authorization, licence nor permit relating to the exercise of its mining activities it is responsible for as concession holder and, as well, no regulation has been infringed with respect to environmental production, mining safety and hygiene nor any other law which might affect the Mining Concessions.

(d)

That during the term of this Contract, it will not grant, permit nor dispose of any title, whether by act or omission, the constitution or maintenance of any creditor right, judicial or extrajudicial measure, encumbrance, charge, real or personal right over the Mining Concessions, in whole or in part, nor over any integral or accessory part of the Mining Concessions which affects or might affect the Mining Concessions or the Contract, except for this Contract; nor will it carry out any activities of any kind on the Mining Concessions which are material to this Contract, nor compromise the validity, existence or title to the Mining Concessions, binding itself to the greatest indemnification of the law.

(e)

That, at the date of execution of this Contract, it has delivered or placed at the disposal of Koripampa all information relating to the Mining Concessions it has in its power or under its control.

(f)

That on signing this Contract and/or on the execution of its obligations with respect to the terms thereof, it does not violate, infringe on or fail to comply, nor will it violate, infringe or fail to comply any other agreement, Contract or obligation.

2.3

Koripampa declares, warrants and obligates itself to the Title Holder as follows:

(a)

That it has the necessary authority to enter into this Contract;

(b)

That it will defend, indemnity and hold harmless the Title Holder from all responsibility or obligation, loss, costs, expenses, damages and demands, including, without limitation, all damages to third parties, or damages on the property, costs of remediation for environmental damage and, to third parties, deriving from the activities carried out by Koripampa, its contractors and subcontractors during the term of this Contract, in accordance with applicable legislation.

(c)

That on signing this Contract and/or on the execution of its obligations with respect to the terms thereof, it does not violate, infringe or fail to comply, nor will it violate, infringe or fail to comply any other agreement, Contract or obligation.

(d)

That it will faithfully and in a timely manner fulfil the legal obligations relating to the Mining Concessions from the execution of the public writing to which these minutes give rise.

(e)

That it will carry out all the mining activities diligently fulfilling all the applicable regulations of Peruvian legislation, observing the terms and regulations of leases, permits, authorizations, concessions, denunciations, licences and other agreements relating to the Mining Concessions, and in particular it will strictly fulfill all the environmental regulations.  Koripampa will restore all the areas that might be affected by development activities on the Mining Concessions from the signing of this public writing and it will carry out and/or pay for all environmental restoration and other environmental payments which result from impact which may arise from the activities of Koripampa on the Mining Concessions.

(f)

That it will develop, carry out and bring forward all the programs and operations on the Mining Concessions to diligently explore and, as the case may be, develop, mine, produce and commercialize the product extracted from the Mining Concessions, with a view to maximize the profits to the Parties.

3.

OPTION

3.1

By virtue of this stipulation, the Title Holder grants to Koripampa an exclusive and irrevocable option of assignment for a term of 60 months, starting from the date of the Public Writing to which these minutes give rise, in order that Koripampa may decide, at its sole discretion, whether to acquire a 70% share of the Mining Concessions, including its integral and accessory parties and all that which by fact and/or right belongs to it or may belong, without reservation or limitation (“Option”).

For the purposes of being able to exercise the Option, Koripampa should have properly and in a timely manner fulfilled the following:

(a)

Delivered to the Title Holder of the sum of US$2,500,000, as follows:

• US$20,000 plus applicable IGV	On the date of execution of the public writing to which these minutes gives rise.
• US$80,000 plus applicable IGV	By the latest 12 months from the date of execution of the public writing to which these minutes gives rise (“First Anniversary”).
• US$100,000 plus applicable IGV	By the latest 24 months from the date of execution of the public writing to which these minutes gives rise (“Second Anniversary”).
• US$150,000 plus applicable IGV	By the latest 36 months from the date of execution of the public writing to which these minutes gives rise (“Third Anniversary”).
• US$150,000 plus applicable IGV	By the latest 48 months from the date of execution of the public writing to which these minutes gives rise (“Fourth Anniversary”).

•

US$2,000,000 plus applicable IGV.  In this case the IVG will not be applicable if, in accordance with paragraph (c), transfer of 70% of the Mining Concessions occurs and as a result the payment is applied to the transfer price of the Mining Concessions

By the latest 60 months from the date of execution of the public writing to which these minutes gives rise (“Fifth Anniversary”).

(b)

Executed the Exploration Investment in the Mining Concessions for the sum of US$250,000, in accordance with the following amounts and timetable:

• US$50,000	During the first year after the date of execution of the public writing to which these minutes give rise
• US$50,000	During the second year after the date of execution of the public writing to which these minutes give rise
• US$50,000	During the third year after the date of execution of the public writing to which these minutes give rise
• US$50,000	During the fourth year after the date of execution of the public writing to which these minutes give rise
• US$50,000	During the fifth year after the date of execution of the public writing to which these minutes give rise

(c)

For the purposes of it being understood the Option has been exercised, as well as fulfilling in a timely fashion and fully the obligations set out in the preceding paragraphs (a) and (b), Korimpampa should send a notarial communication to the Title Holder informing it of such desire .  The Title Holder declares that once it has verified the punctual payment of the Payments to the Title Holder set out in clause 3.1(a), the timely and complete fulfillment of the Exploration Investment set out in clause 3.1(b) and has received the notarial communication set out above, the transfer of the 70% share of the Mining Concessions in favour of Koripampa will be automatically perfected, in which event the payments made in accordance with paragraph (a) above will constitute the price for the transfer of such 70% share of the Mining Concessions.  As well, the Parties agree that in the event that Koripampa exercises the Option, the Title Holder should execute the Public Writing to evidence the transfer of the 70% share of the Mining Concessions in favour of Koripampa.  The execution of such Public Writing will constitute an obligation on the Title Holder with respect to the obligations which are the responsibility of Koripampa agreed to in paragraphs (a) and (b) above.  As well, it is evidenced that the timetable of fulfilment detailed in paragraphs (a) and (b) above may be accelerated at the sole discretion of Koripampa.  The Title Holder should carry out the indicated execution of the Public Writing within 10 calendar days of being advised of the exercise of the Option by Koripampa.

3.2

Koripampa will carry out the Exploration Investment on its own account and responsibility and at its own discretion, directly or through mining contractors it designates, and may accelerate its execution.

3.3

If Koripampa has not carried out the Exploration Investment within one year, it may carry out such Exploration Investment, alternatively and at its own discretion, by paying to the Title Holder, by way of penalty, the difference between the promised sum and what has been invested.  This payment should be made within 10 calendar days following termination of the term of the original payment.

3.4

Within the first 30 working days of each of the annual periods set out above, Koripampa shall provide to the Title Holder a complete report with corresponding supporting documentation describing in detail the nature and amounts of all the expenses made with respect to the Exploration Investment during the preceding annual period.  All amounts that Koripampa invests in addition to the agreed on amounts for a prescribed annual period will be part of and automatically imputed to the Exploration Investment of the following annual period.

3.5

Within 30 calendar days following receipt of the report described in the preceding paragraph, the Title Holder will give written notice to Koripampa if it considers that any of the expenses made by Koripampa do not qualify as Exploration Investments.  While any discrepancy of any investment is being resolved, the parties will continue to carry out the other obligations assumed under this Contract.  In the event that the dispute is not resolved within 60 calendar days following receipt of the report from Koripampa, the Title Holder has the right to submit the dispute with respect to the Exploration Investment to the local branch of one of the following four accounting firms: Ernst & Young, Deloitte & Touche, KPMG or Price Waterhouse Coopers, to be chosen by the Title Holder.  The expenses will be assumed by the Title Holder.  Once 60 days has passed without the Title Holder having chosen the accounting firm or 120 days without the selected accounting firm having provided its observations on the report to Koripampa, or if in accordance with the report of the accounting firm there is no difference with respect to the amount of the annual Exploration Investment being carried out, it shall be held to have been fulfilled for all these purposes.

3.6

The Title Holder, at its cost and risk, may visit the Mining Concessions up to four times a year, and should provide advance notice of its visit of not less than 48 hours.  Such visits shall not incur interruptions, stoppages or disturbances to the mining workers used by Koripampa in the Mining Concessions.  As well, the Title Holder will have access to the results obtained from the exploration work on the Mining Concessions in the offices of Koripampa or in the area of the Mining Concessions, as the case may be.

3.7

If in accordance with the report of Koripampa referred to in clauses 3.4 and 3.5 above, or the resulting audit carried out by the Title Holder referred to in clause 3.5, it is determined that the corresponding annual Exploration Investment has not been made in full, Koripampa may make such Exploration Investment by paying to the Title Holder the Shortfall.  The payment of such Shortfall, which will have the character of penalty, should be made not later than the 10th day from Koripampa receiving the report of the accounting firm referred to in clause 3.5 above, in which the existence of such difference is established.

3.8

In the event of default by Koripampa in the timely and complete fulfilment of the Payments to the Title Holder set out in subclause 3.1(a) or of the Exploration Investment set out in subclause 3.1(b) or of the Shortfall of the term set forth in clause 3.7, the Title Holder may terminate this Contract, by providing notarial notice to Koripampa.  In this case Koripampa will be obligated to pay to the Title Holder the difference between the Exploration Investment already made and the sum of US$50,000 for the corresponding year.  The payment will have the character of a penalty and will be paid in cash within 10 calendar days following termination of the Contract.

3.9

If Koripampa terminates this Contract for any reason or without expressing any reason, before having completed the Exploration Investment for that year, Koripampa should pay to the Title Holder the difference between the Exploration Investment carried out and the total amount to be invested up to US$50,000 for such year.  The payment should be made in cash within 10 calendar days following termination of the Contract.

3.10

In the event of any of the occurrences set out in 3.8 or 3.9 above or in any of the events of termination of the Contract, the transfer of all of the shares and the rights inherent to Koripampa shall automatically be transferred to the Title Holder, as well as any right, property or interest in the Mining Concessions or in the Company, without any cost, counterclaim, additional expense or payment of compensation by the Title Holder.  In any of the cases set out in 3.8 or 3.9 above or in any of the events of termination of the Contract, the Parties will be obligated to carry out any of the actions and to execute any other public and/or private documents which become necessary in order to formalize and register the termination of the Contract, within a term not greater than 30 days from Koripampa receiving notice from the Title Holder.

3.11

If Koripampa terminates this Contract, if the Contract terminates for any other reason, or upon the cessation of its administration, assurance should be made that there are no debts, charges or encumbrances upon the Mining Concessions of any kind.  As well, Koripampa will immediately deliver to the Title Holder copies of all geological work done, whether written, drawn, printed or in digital form and all economic studies, plans, analyses together with all interpretations obtained from the exploration carried out.  Koripampa should maintain in an orderly fashion and observe all applicable legal regulations and keep proof of all drillings carried out.

4.

INCORPORATION OF A COMPANY

4.1

Within 30 calendar days following the date on which Koripampa has obtained title to 70% of the Mining Concessions, both the Title Holder and Koripampa shall contribute their respective share of the Mining Concessions to the incorporation of a Company “anónoma” (the “Company”), in which Koripampa will own 70% of the shares representing the corporate capital and the Title Holder will own 30% of the shares representing the corporate capital.  The Company will be incorporated in accordance with the laws of Peru and will have as its corporate objective continuation of the exploration and eventual commercial exploitation of the Mining Concessions as agreed to in this Contract.

4.2

The Company will be run by a Directorate, composed by three directors and the administration will be the responsibility of a General Manager, under the responsibility of Koripampa.  It will be the responsibility of Koripampa to appoint two of the three directors and the General Manager of the Company.  It will be the responsibility of the Title Holder to designate the other director, provided that it maintains its share participation above 10% of the corporate capital of the Company.  As well, the Parties agree that the provisions agreed to in this Contract will be contained in the Statutes and in the Shareholders Agreement of the Company.

4.3

The Parties state that the provisions of the Contract are valid and enforceable and will not violate nor cause any default to the provisions of the Statutes of the Company and that, in the event of there existing any contradiction between both documents, in the relations between the parties, their successors and assignees, the provisions of the Contract will prevail over the provisions of the Statutes of the Company.

The Parties will use all legal means to cause the Company to honour and act in conformance with the provisions of the Contract and that the Company and its representatives in the Directorate not adopt any resolution or make any decision or take any action which might contravene or be inconsistent with the provisions of the Contract.

4.4

The General Manager designated by Koripampa may not be removed from his position, unless for a serious failure or reason and, in any event, with the approval of the directors appointed by Koripampa.  The request to remove the General Manager may not be overruled by the Directorate if there exists any such serious failure or motive.  Koripampa will not have the right to receive fees or any other compensation for the work of management and the operation of the Company and relating to the Mining Concessions.

4.5

A majority equivalent to 90% of the representative shares in the corporate capital of the Company will be required in order to approve the transfer of any title or right over the Mining Concessions or to take any decision which contravenes a substantial aspect of this Contract.

4.6

All the operations that the Company carries out with firms having an Economic Link or companies under the Control of Koripampa or Cardero Resource Corp. will be carried out in conditions which are in no case more onerous or unfavourable than those that are at arm’s length.

4.7

The Statutes of the Company should provide a right of preference to the Shareholders in the event of the sale of shares in the corporate capital of the Company to third parties.  The remaining clauses of the Statutes of the Company will be substantially adjusted to the provisions set out in this Contract and the others will follow the regulations of the General Law of Companies, without prejudice to the Shareholders Agreement which will be registered at the same time as the execution of the corporate contract which contains the Statutes of the Company.

4.8

When one Party carries out a transfer of shares which is permitted pursuant to the previous clause, it should prior to or simultaneously with doing so demand from the third party that is acquiring them to unconditionally adhere to the provisions of this Contract, assuming all and every one of the obligations contained herein, and to assume the same contractual position as the transferring Party, assuming such contractual position by means of the execution of a corresponding assignment contract.  In the event that any of the Parties effects a transfer in contravention of the provisions of clause 4.7 of this Contract, without prejudice to any other right granted by this Contract or by law, the other party will not be able to oppose the transfer, and the defaulting party will be obligated to the other party as set out in this Contract.

4.9

The Parties will provide to the Company economic resources in accordance with its participation in its capital.

If either of the Parties does not provide all or part of its proportion in accordance with its percentage in the capital of the Company, its participation will be reduced or diluted according to the amounts contributed by the other party as set out below.

For the sole purposes of the dilution the value of the Company at the time of Koripampa fulfilling its Exploration Investment obligations will be considered to be US$250,000 and the Payments to the Title Holder at US$8,000,000, applying the following dilution formula:

A = B x 100
          C

Where:

A is the participation of the shareholder of which the percentage is being calculated, determined on the date of the calculation;

B is the total of the presumed contributions and the actual contributions made by the shareholder whose percentage is being calculated, determined on the date of the calculation; and

C is the total of the actual contributions and presumed contributions by both shareholders, determined on the date of the calculation.

For the sole purposes of the above dilution formula it will be assumed that Koripampa has contributed US$5,600,000 and that the Title Holder has contributed US$2,400,000.  These contributions will be denominated as being presumed contributions.

By way of example, in which it is assumed for practical purposes that the subscribed and paid-up capital is US$10,000, of which US$7,000 relates to Koripampa and US$3,000 to the Title Holder, and it is also assumed that the increase of capital is US$2,000,000, to which the Title Holder does not contribute any sum and Koripampa contributes the entire US$2,000,000, the new percentage of participation in the capital of the Title Holder, who is considered as A for the purposes of the example, is determined as follows:

A = (3,000 + 2,400,000 + 0) x 100
       (7,000 + 5,600,000 + 2,000,000) + (3,000 + 2,400,000)

A = 24.01%

4.10

The Parties agree that the Exploration Investment for US$250,000 set out in 3.1(b) and the Payments to the Title Holder set out in 3.1(a) will not be considered a capital contribution nor will they be capitalized in favour of Koripampa.  If the Exploration Investment made by Koripampa before exercising the Option exceeds the amount of US$250,000, the difference between the Exploration Investment actually made and US$250,000 will not generate a benefit or additional right in favour of Koripampa, particularly in its participation percentage in the capital of the Company.

4.11

The Title Holder and Koripampa agree that if the Company obtains financing from third parties to cover any usual or ordinary cost or expense for the running of the business required to develop the Mining Concessions, this financing should be obtained with market rates and conditions and on terms equivalent to those which would be obtained from unrelated third parties.  The financing will be solely for the benefit of the Company.

4.12

If Koripampa or Cardero Resource Corp., as well as any successor or company with which they have an Economic Link, establishes or maintains other economically productive mining operations within the area of the Hoja Acarí 31 N of the ING or in adjoining zones which are of the same nature or having similar characteristics as might be or are projected to be developed in the Mining Concessions, they will be obligated to use in their productive processing – provided that it is economically viable – material extracted from the Mining Concessions.

4.13

The partnership agreement should contain specific stipulations to regulate the increase of capital in the Company included in clauses 4.9 and 4.10 above, as well as clause 4.12 and this clause.  For this purposes, the parties have agreed that it will be evidenced in the partnership agreement that, after an increase in capital is approved by the Meeting of Shareholders of the Company, both Koripampa and the Title Holder will have 30 business days from the date of approval of the agreement to such increase of capital to carry out the subscription and payment of their respective proportions of the increase in capital.  Once the 30 business days have expired, the part that remains to be subscribed for and paid may be the object of dilution by the other party subject to the process set out in clause 4.9 above, so that the party with the right to carry out the contribution will have 10 business days for such subscription and payment.

5.

NET SMELTER RETURN ROYALTY IN FAVOUR OF THE TITLE HOLDER

5.1

The partnership agreement of the Company will also establish that if the participation of any of the Parties is reduced to less than 10% of the capital of the Company, then such share participation will be automatically transformed into a Net Smelter Return Royalty of 2%, calculated in accordance with the terms of Annex B of this Contract and as a result the corporate capital will be reduced in an amount corresponding to the converted shares.  For such purposes, both Parties will be obligated to grant a Public Writing by which the Title Holder should transfer to Koripampa the full amount of its share package in the Company and Koripampa should reciprocally constitute or cause to be constituted a charge over the Mining Concessions, in the form of a Net Smelter Return Royalty of 2%, coming from the sale of mineral products of the Mining Concessions (hereafter “Net Smelter Return Royalty” or “NSR Royalty”) in favour of the Title Holder.

5.2

The definition, means of calculation, means of payment, control and other terms applicable to the NSR Royalty are contained in Annex B which, duly signed, forms an integral part of this Contract.

5.3

The right to earn the NSR Royalty commences on the date of the automatic conversion of the Net Smelter Return Royalty.

5.4

In accordance with the terms of Annex B, the Company will pay to the Title Holder the NSR Royalty within 30 calendar days from the end of each quarter.

5.5

The NSR Royalty will be paid without making any deduction for costs or expenses incurred by Koripampa in the project, except those set out in Annex B.

5.6

Once the NSR Royalty has been constituted in favour of the Title Holder, it will be registrable in each of the registries of the Mining Concessions, for the purpose of protecting the rights and interests of the Title Holder with respect to third parties.

6.

OPTIONS ON THE NET SMELTER RETURN ROYALTY

6.1

By virtue of this stipulation and solely in the event that the NSR Royalty has been constituted in accordance with Clause 5 above, the Title Holder grants to Koripampa the following successive options (hereinafter the “Options over the NSR Royalty”):

(a)

An exclusive and irrevocable option of purchase over 50% of the total NSR Royalty (the “First Option over the NSR Royalty”);

(b)

An exclusive and irrevocable option over 50% of the remainder of the NSR Royalty (the “Second Option over the NSR Royalty”).

6.2

The First Option over the NSR Royalty set out in 6.1(a) will have a term of 24 months, from the date on which Koripampa reaches title to 70% of the Mining Concessions.

6.3

The Second Option over the NSR Royalty set out in 6.1(b) will have a term of 36 months from the date on which Koripampa reaches title to 70% of the Mining Concessions.

6.4

The term of the Options over the NSR Royalty is binding for the Title Holder and voluntary for Koripampa.  As a result, Koripampa may terminate it at any time, by notarial writing to the Title Holder indicate its wish to terminate one of the two Options over the NSR Royalty.

6.5

For purposes of the exercise of the First Option over the NSR Royalty, Koripampa should: (i) provide notarial communication to the Title Holder setting out its wish to exercise the First Option over the NSR Royalty; and (ii) pay to the Title Holder the sum of US$2,000,000.  The Parties agree that based solely on the notarial letter set out above and upon the Title Holder receiving the total payment, transfer of 50% of the total of the NSR Royalty in favour of Koripampa will be perfected.  As well, the Parties agree that in the event that Koripampa exercises the First Option over the NSR Royalty, the price of US$2,000,000 agreed upon should be paid in total on the which the Title Holder signs the Public Writing evidencing the transfer of 50% of the total of the NSR Royalty in favour of Koripampa.  Both the signing of such Public Writing and the corresponding payment constitute reciprocal obligations which should be fulfilled within a term not greater than 10 calendar days of communication of the exercise of the First Option over the NSR Royalty by Koripampa.

6.6

For purposes of the exercise of the Second Option over the NSR Royalty, Koripampa should: (i) have previously exercised the First Option over the NSR Royalty; (ii) provide notarial communication to the Title Holder setting out its wish to exercise the Second Option over the NSR Royalty; and (iii) pay to the Title Holder the sum of US$8,000,000.  The Parties agree that based solely on the notarial letter set out above and upon the Title Holder receiving the total payment, transfer of the remaining 50% of the total of the NSR Royalty in favour of Koripampa will be perfected.  As well, the Parties agree that in the event that Koripampa exercises the Second Option over the NSR Royalty, the price of US$8,000,000 agreed upon should be paid in whole on the date on which the Title Holder signs the Public Writing evidencing the transfer of the remaining 50% of the NSR Royalty in favour of Koripampa.  Both the signing of such Public Writing and the corresponding payment constitute reciprocal obligations which should be fulfilled within a term not greater than 10 calendar days of communication of the exercise of the Second Option over the NSR Royalty by Koripampa.

6.7

In the event that Koripampa terminates the Option(s) over the NSR Royalty before the expiry of the terms set out in clauses 6.2 and 6.3, or such terms expire without Koripampa having exercised the Option(s) over the NSR Royalty, the Title Holder will automatically be free to maintain, dispose of in any form or transfer, without any restriction or condition, its NSR Royalty to any third party.  In the event of transfer to a third party, it will be sufficient that the Title Holder provide a notarial communication to Koripampa, indicating the name and address of the new title holders of the NSR Royalty, in order that Koripampa to be obligated to recognize, without reservation or limitation of any kind, all the rights over such NSR Royalty.

6.8

The Parties agree that the conditions set out in these clauses will expressly evidence the partnership agreement of the Company.

7.

CONTRACT OF MINING ASSIGNMENT

In order that Koripampa may fulfil all the obligations necessary to exercise the Option referred to in 3(b) of the Third Clause, the Parties enter into the following contract of Mining Assignment.

7.1

Pursuant to article 166 of the General Law of Mining, the Title Holder assigns the Mining Concessions to Koripampa, for the exclusive purpose of exploration and for the term indicated in Clause 7.3 (the “Assignment Contract”).

7.2

The Parties agree, by mutual agreement, that the compensation for the assignment is the sum of US$100, which amount does not include IGV and will be paid by Koripampa on the date of execution of the Public Writing originating from these minutes.

7.3

The term of the Assignment Contract is 60 months, from the date of execution of the Public Writing to which these minutes give rise (the “Assignment Term”), provided the Option referred to in Clause 3 remains current.  The Assignment Term is obligatory for the Title Holder, while the Option is current, and voluntary for Koripampa.  As a result, Koripampa may terminate the Assignment Contract at any time, by providing to the Title Holder a notarial communication to such effect.

7.4

Koripampa is authorized as follows:

(a)

To commence exploration work on the Mining Concessions at any time, according to the programs and budgets it determines, and commence proceedings with the appropriate authorities for the development of its activities.

(b)

To request petitories or negotiate for itself with third parties mining rights or adjacent areas, which, if acquired, will not form part of this Contract.

(c)

To obtain from the Mining Concessions samples of minerals or other materials which it considers reasonable for the property evaluation thereof, and remains authorized to freely dispose them at its discretion.  With respect to samples that it obtains from its drillings, Koripampa is authorized to freely dispose of up to 50%, abiding by the controls set out in the General Law of Mining.

7.5

Koripampa shall:

(a)

Strictly observe the environmental regulations set out in the current Environmental Regulation.  Koripampa will restore the areas which may have been affected by its development activities in the Mining Concessions and should carry out and/or pay for the environmental restoration and any other environmental payments resulting from the impact which the activities of Koripampa may have incurred in the Mining Concessions.

(b)

Pay all the expenses linked to the work or conservation of the Mining Concessions.

(c)

Every 12 months from the date of the Public Writing and upon making the Exploration Investment, deliver to the Title Holder a copy of all geological information created, whether written, drawn, printed or in digital form and all studies, plans, economic analysis, interpretations and any other geological information related to the Mining Concessions in the explorations carried out within the scope of this Contract included in Hoja Acarí 31-N.  All this information should be kept in an orderly fashion and comply with all applicable legal regulations.

(d)

Maintain accounting and financial registers in accordance with generally accepted international accounting principles and methods in the mining industry.  The Title Holder will have the right to inspect the registers, by means of specifically designated personnel or one of the firms set out in 3.5 of this Contract.

(e)

Before the commencement of each year in which the Exploration Investments are to be made, Koripampa shall present to the Title Holder Annual Exploration Programs and Budgets.

(f)

Carry out all other obligations arising from this Contract, governing laws, and especially the General Law of Mining and its regulations, amplifications, modifications and substitutions.

7.6

From the time of the signing of the Public Writing, Korimpampa will pay the duty and applicable penalty, if applicable, with respect to the year 2005 on to keep the Mining Concessions valid, unless the current legislation is modified.  Koripampa should deliver to the Title Holder a copy of the proof of payment by not later than June 20 for each year.  If on June 21 of each year, the Title Holder has not received such proof, the Title Holder may pay the corresponding amounts, in which case Koripampa will immediately reimburse the Title Holder for such amounts, plus any additional cost incurred.  If Koripampa decides not to exercise such right of option over the Mining Concessions within the 6 months prior to the expiry of the term legally established for the payment of the duty, it will be obligated to make such payment immediately.

7.7

15 days prior to the expiry of the terms set out by law, Korimampa will present to the mining authorities or any entity of the Ministry of Energy and Mines or other authority, sworn declarations and other documents, the presentation of which were demanded or requested by law or the authority.  10 days before the expiry of the respective terms, Koripampa will deliver to the Title Holder a copy of the accreditation of the consolidated annual declaration or other requested document.

7.8

The following are grounds for the rescission of this Contract:

(a)

default of any of the obligations of Koripampa established in this Contract, in particular, but not limited to, default of the obligations of Koripampa set out in 3.1(a), 3.1(b) and 3.7.

(b)

The decision adopted by Koripampa to terminate the Assignment Contract in accordance with clause 7.3.

(c)

The rescission of the Contract in accordance with clause 3.8.

(d)

The expiry of the term of validity of the First Option over the NSR Royalty or the Second Option over the NSR Royalty without having made the full and timely payment to the Title Holder.

(e)

The expiry of the term of the Assignment Contract without this being extended nor the Option exercised.  An exception is made under clause 3.8, in the event that the rest of the grounds of rescission being unfulfilled, the Title Holder should give notice to Koripampa by notarial communication of its default, granting a term of 15 days from receipt of the notice to remedy the default.  In the event that the 15 days pass and Koripampa has not cured its default, the Title Holder ay terminate this Contract, by providing a notarial communication to Koripampa.

In the event of termination of the Contract by any means the transfer of all the shares and rights of Koripampa over the Mining Concessions will automatically be transferred to the Title Holder, as well as any right, property or interest which Koripampa might have over the Mining Concessions or in the Company, without any cost, counterclaim, additional responsibility or payment of indemnity by the Title Holder.  In the event of termination of the Contract, the Parties will be obligated to carry out any actions and execute any other public and or private documents necessary to effect the formalization and registration of the termination of the Contract, within a term not greater than 30 days of Koripampa having received the required letter from the Title Holder.

7.9

Upon the termination of the Assignment Contract, the obligation of Koripampa to pay the duty to keep the Mining Concessions in good standing and any applicable penalties will automatically terminate, as well as all other obligations which are the responsibility of Koripampa, with the exception of those set out in clause 7.10 below.

7.10

Within 90 days following the termination of the Assignment Contract, Koripampa shall:

(a)

Remove all machinery, equipment, vehicles and other accessory goods which Koripampa has located or placed in the Mining Concessions, provided that they do not form part of the Exploration Investment and provided that their removal does not compromise the stability and security of the mining works.

(b)

Deliver to the Title Holder a copy of all the results obtained from the exploration work, including a copy of the feasibility study, if this has been prepared; as well it will deliver a report on the works carried out, whether geophysical, geological, drillings and mining evaluations, as well as all available tests and samples as well as other information obtained as a result of carrying out the Exploration Investment and all the mining works carried out by Koripampa in the zone adjoining the Mining Concessions, without any additional counterclaim, it being established that Koripampa does not make any declaration or guarantee with respect to the detail or extent thereof.  It is established that the zone adjoining the Mining Concessions is understood to be that which is included in the Hoja Acarí 31-N of the IGN.

(c)

To execute all private and public documentation necessary for the Title Holder to freely dispose of the Mining Concessions, which includes the transfer to the Title Holder of any rights which Koripampa has acquired in or for the Mining Concessions, such as rights for use of water; rights over surface lands, rights-of-way or others.

8.

MUTUAL ARRANGEMENTS

8.1

Applicable Legislation:  The Parties submit to the stipulations contained in this Contract and as well to the provisions of the General Law of Mining, as well as the rules of the Civil Code.

8.2

Resolution of Disputes:  The Parties agree that any dispute, difference or claim which arises between them with respect to the interpretation, execution, resolution, rescission, efficacy, validity or other matter concerning this Contract, or by other reason or circumstance directly or indirectly related to this Contract and those which by reason of this Contract arise, will be resolved using the following procedure:

8.2.1

In the first place, the Parties will use their best efforts to reach an amicable resolution, within 15 calendar days.

8.2.2

In the event of not being successful in reaching a direct resolution within 15 calendar days as set out above, either of the Parties may request arbitration before the National or International Centre of Arbitration of the Chamber of Commerce of Lima, in accordance with the Regulations of this Centre which the Parties state they are aware of and accept.  The arbitration will be submitted to an Arbitration Tribunal of three members designated for each case, in accordance with the Regulations.  Each Party will designate one arbitrator.  These two arbitrators so designated will select the third arbitrator, who will preside over the Arbitration Tribunal.  The finding will be binding on the Parties and will be definitive and non-appealable.

8.2.3

The place of arbitration will be the city of Lima, Peru, the language to be used in the arbitration proceedings will be Castillian and the applicable law will be that of Peru.

8.2.4

The costs and expenses of arbitration will be assumed by the party not favoured by the decision of the Arbitration Tribunal, unless the Arbitration Tribunal, on the basis of law, decides against this.

8.3

Act of God or Force Majeure:  All the obligations and terms contained in this Contract may be suspended for reasons of an Act of God or force majeure (“Force Majeure”).  The suspension will be maintained while the Force Majeure lasts.  In the event of a Force Majeure, Koripampa will immediately send a notarial communication to the Title Holder informing it of the occurrence of a Force Majeure.  The communication should include indication of the nature of the event, the reasons and the period of time anticipated for the suspension.  Koripampa will resume its obligations as soon as reasonably possible, in which event it should send a notarial communication to the Title Holder to such effect.

Events of Force Majeure will include extraordinary, unforeseeable and irresistible events, and even when these are foreseeable or resistable, are outside of the reasonable control of Koripampa and which prevent, impede or delay the execution of the corresponding obligations, including, without limitation, acts of God, regional or national strikes, decisions of the government or governmental entities which restrict or affect the development of the works on the Mining Concessions; judicial, administrative or arbitration decisions of any rank or hierarchy; the impossibility to acquire a license or permit necessary for exploration and exploitation work on the Mining Concessions; the impossibility to obtain right of access or use of the surface lands necessary for the exploration and exploitation work on the Mining Concessions; any suspension or stoppage of the activities of exploration or exploitation by reason of the impossibility to carry out the rights of access and or use of the surface lands necessary for the purpose of executing the Exploration Investment; acts of war, whether declared or not, terrorism, subversive activities, commotion or civil war, disorder, sedition, insurrection or rebellion; fires, explosions, earthquakes, natural disasters, storms, floods, droughts, adverse climate conditions with the exception of those considered to be normal, not arising from the activities carried out by Koripampa.

8.4

Authorizations:

(a)

Koripampa is expressly authorized to assign its contractual position in this Contract to Cardero Resource Corp., subject to the condition that Cardero Resource Corp. unconditionally and irrevocably adheres to the terms, conditions, obligations and responsibilities deriving from this Contract assumed by Koripampa.  Without prejudice to the foregoing, upon the assignment of the contractual position, Cardero Resource Corp. will be obligated in the same terms and conditions of this Contract.  This is the sole assignment of contractual position to which the Title Holder gives advance agreement.

(b)

The Title Holder gives advance consent for Koripampa and, as the case may be, Cardero Resource Corp., to assign its contractual position in this Contract in favour of: (i) Cardero Resource Corp. or a company under the Control of Cardero Resource Corp; and (ii) a third party, subject to the condition that Koripampa and, as the case may be, Cardero Resource Corp. communicate in writing to the Title Holder that notwithstanding the assignment of contractual position in favour of the third party, they will remain solidly obligated to the Title Holder for the obligations of such third party in accordance with this Contract.

(c)

Koripampa may enter into contracts of association of participation, joint ventures, partnerships and in general any contract of collaboration with third parties, for the purpose of carrying forward the operations foreseen in the Contract, with the prior awareness of the Title Holder.  In these cases, Koripampa shall demand from the third parties their unconditional adherence to the provisions of this Contract and shall include in the contract with the third party a stipulation in which it agrees to strictly observe and respect the provisions of this Contract.

8.5

Notices:  All notices, offers, citations, petitions and in general all communication between the Parties with respect to this Contract should be made in writing to the addresses set out in the introduction to this Contract, and will be considered given on the date received under charge, or delivered by notarial conduct.  If receipt is not on a business day, it will be considered received on the next business day.  Any change in address, telephone or fax numbers, should be communicated by notarial conduct or by certified charge, five days in advance, in the absence of which notices will be considered properly delivered if made to the addresses set out above.

8.6

Confidentiality:  All data, reports, registers and other information of any kind prepared or acquired by the Title Holder or by Koripampa in respect to this Contract, will be treated as confidential (“Confidential Information”).  The Confidential Information may not be revealed or divulged to third parties without the prior consent in writing of the Title Holder and Koripampa.  The above restrictions will not apply to the divulgence of Confidential Information to any affiliate, to any financial entity or institution, to any contractor or subcontractor contracted by the Title Holder or by Koripampa and to employees and consultants of the Title Holder or Koripampa.  In any of the above events, the Title Holder may only divulge the Confidential Information such third party requires to legitimately know, and such third party should previously in writing agree to protect the confidential nature of such information, at least to the extent the Title Holder is obliged to do so under clause 8.6.  The above restrictions will not apply to Confidential Information which is made public by other means.

In the event that it is demanded of the Title Holder or Koripampa to divulge Confidential Information to any competent government authority or to a dependency thereof, to the extent demanded by law or in response to a legitimate request for such Confidential Information, the Title Holder or Koripampa, as the case may be, should immediately notify Koripampa or the Title Holder of such requirement, as well as the terms thereof before divulging the Confidential Information.  Koripampa or the Title Holder, as the case may be, will have the right to object to such divulgence to the competent entity and to request reserved treatment of the Confidential Information to be divulged, on the terms that Koripampa or the Title Holder, as the case may be, determine, at their sole discretion, other than for information stipulated by competent government authorities.

The Title Holder may not make any announcements, press notices nor divulge information with respect to this Contract, including Confidential Information and information that is not confidential, without the prior consent in writing of Koripampa, with respect to the contents and timing thereof.  The announcements, press notices or other divulgence of information with respect to the Mining Concessions and/or this Contract made by Koripampa should be first communicated in writing to the Title Holder, with respect to the content and timing thereof.

8.7

Expenses:  All necessary notarial and registration charges to make these minutes a public writing and registered in the Public Register will be the responsibility of Koripampa.  As well notarial and registration expenses with respect to the public writing of the corporation constitution and transfer to the Company of the Mining Concessions will be the responsibility of Koripampa.

9.

PARTICIPATION OF CARDERO RESOURCE CORP.

Koripampa gives evidence that this Contract is wholly within the knowledge of Cardero Resource Corp.  Koripampa expressly states that when reference is made in the Contract to Koripampa, for all purposes of the fulfilment of the obligations and responsibilities deriving therefrom, reference is also made to Cardero Resource Corp.

Cardero Resource Corp. unconditionally and irrevocably warrants to the Title Holder, its successors and future assigns, the complete and timely fulfilment of all the obligations or responsibilities, terms and conditions that Koripampa is to fulfil under this Contract (the “Guarantee”), for which it will execute the necessary documents.

Cardero Resource Corp. expressly gives evidence that the Guarantee will be maintained current during the term of the Option which is the object of this Contract.  As a result, the Guarantee will cover only those obligations generated or accruing during the term of the Option or from its exercise, and all and every obligation arising or accruing on a later after the term of the Option are expressly excluded from the Guarantee.

Lima, December 16, 2005.

Signed:  Minera Ataspacas S.A. pp Luis Alberto Jesús Balliani Moreno

Signed: Minera Koripampa del Perú S.A. pp Valentín Paniagua Jara.

Lawyer authorizing these minutes Valentín Paniagua Jara.

ANNEX A
MINING CONCESSIONS

No.	Name	Code	Registration in Public Register	Area (Hectares)
1	Lagunal 1	01-00556-04	11793824	600
2	Lagunal 2	01-558-04	11793807	700
3	Duna Acarí 1	01-555-04	11785675	1000
4	Duna Acarí 2	01-559-004	11793835	700
5	Duna Acarí 3	01-00557-04	11793831	600

Signed: Minera Ataspacas S.A. by Luis Alberto Galliani Moreno

Signed: Minera Koripampa del Peru S.A. by Dr. Valentin Paniagua Jara

ANNEX B
NET SMELTER RETURN ROYALTY

1.

The term “Net Smelter Return” or NSR means the gross income (“Income”) received for the sale, on competitive market conditions, for the minerals, concentrates, metals, materials or other products or subproducts (“Product”) obtained from the Mining Concessions, less:

(a)

The expenses incurred for the treatment, assembly, smelting or refining of the Product (including expenses for the handling, processing and settling of expenses (“settlement fees”), costs of samples, tests, classification and representation, charges for independent and settlement representation, penalties and other processing deductions).

(b)

The effective cost incurred in the transportation of the Product (including transportation, insurance, handling, freight, etc. incurred by motive of or in the course of such transportation) from the Mining Concessions to the point of sale.

(c)

Expenses incurred in the commercialization of the Product.

(d)

Taxes paid with respect to the export of the Product in the country of origin, as well as taxes paid with respect of import of the Product to the country of destination.

(e)

All royalty payable to any governmental entity or the government of Peru.

If the Product is treated in a smelting plant or refinery operated or controlled by Koripampa, Cardero Resource Corp. or the company or any of its shareholders or by a company affiliated to them, the charges, costs and expenses referred to in paragraph 1 above should not exceed the current tariffs or imports charged for independent smelting plants or refineries, as the case may be, in transactions with third parties at arm’s length to Koripampa, Cardero Resource Corp. or the Company, as the case may be, for the treatment of a product of similar quantity and quality.

2.

The NSR Royalty will be payable quarterly, taking into account the Income received during the quarter in question for the sale of the Product.  The payment will be made within 30 calendar days following the end of such quarter.

3.

Koripampa, Cardero Resource Corp. or the Company, as the case may be, should maintain books and registers to diligently record in detail the accounts and payments of the Royalty Net of Smelter.  Koripampa, Cardero Resource Corp. or the Company will provide to the Title Holder copies of the data with respect to calculation of the NSR Royalty (including, without limitation, pages showing calculation of the Net Smelter Return Royalty) together with the payment of the NSR Royalty.

4.

All Notices or communications from here on should be made in accordance with the provisions of this Contract.

5.

All information and data prepared from here on should be subject to the section on confidentiality in this Contract.

Signed: Minera Ataspacas S.A. by Luis Alberto Galliani Moreno

Signed: Minera Koripampa del Peru S.A. by Dr. Valentin Paniagua Jara

CONCLUSION

After having had the content and effect of the foregoing instrument explained to them by me [the notary], the parties appearing before me confirm their approval thereof.  In accordance with Section 59 subsection J of the Law of the Profession of Notary No. 26002, as modified by Law 28580, the parties to the present instrument appearing before me [the notary] affix their signatures hereto on the following dates:

Mr. Luis Alberto Jesus Galliani Moreno, on December 16, 2005

Mr. Valentin Paniagua Jara, on December 16, 2005

The foregoing matters having been concluded this 16th day of December, 2005 I [the notary] authorize the recording of the foregoing commencing at page 6081385 and concluding at page 6081415.